Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2024, relating to the financial statements of Rocket Lab USA, Inc and the effectiveness of Rocket Lab USA, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Los Angeles, CA

May 10, 2024